RLHC Corporate Office Bonus Plan

Purpose
RLHC is committed to compensating associates through comprehensive and competitive pay packages that include base salary, bonus programs, incentive plans, competitive benefits plans, and reward and recognition programs. These programs are designed to motivate associates to exceed performance expectations in support of the Company’s business objectives.

This bonus plan provides the opportunity for annual bonus payments to the contributors who drive the successful attainment of Company goals. The success of the Company relies on many factors. EBITDA is the main driver behind this Plan; however, our success depends on each associate accomplishing their Individual Goals.

Effective Date
Plan Period – January 1, 2016 to December 31, 2016

Eligible Salaried Associates Bonus Targets and Maximums**

Eligible Associates	Bonus Target	Bonus Maximum
Grade 53	10% of Annual Base Salary	20% of Annual Base Salary
Grade 54	12.5% of Annual Base Salary	25% of Annual Base Salary
Grade 55	15% of Annual Base Salary	30% of Annual Base Salary
Grade 56	20% of Annual Base Salary	40% of Annual Base Salary
Grade 57	30% of Annual Base Salary	60% of Annual Base Salary
Grade 58	40% of Annual Base Salary	80% of Annual Base Salary
Grade 59	50% of Annual Base Salary	100% of Annual Base Salary

**Associates who are covered by a separate individual bonus plan are generally excluded from this Corporate Office Bonus Plan (i.e. Sales). Participants must be full-time employees; Part time, On Call and Temporary associates are not eligible to participate in the plan.

Components of the Plan
The Corporate Office Bonus Plan has two components: (1) Achievement of greater than 90% of budgeted and approved Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the Plan Year, and (2) Achievement of Individual Goals.

Baseline Criteria
In order for the plan to fund, greater than 90% of the budgeted and approved Adjusted EBITDA must be achieved by the Company.

Additionally, the individual’s department expenses must be within their Approved Budgeted Expenses for the calendar year. Approved Budgeted Expenses are defined as the expenses budgeted for the Eligible Associate’s department, accounting for any adjustments to the original approved budget as agreed to by both the CEO and CFO. Approved Budgeted Expenses only include operating expenses and do not include capital expenditures or related depreciation or amortization for purpose of this Plan and bonus potential. Associates who do not have responsibility for a budget will be subject to the budget performance of their supervisor. Any department that exceeds its Approved Budget Expenses for the calendar year will not participate in the bonus program.

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Weighting of Components
EBITDA accounts for 80% of the plan opportunity per Eligible Associate
Individual Goals account for 20% of the plan opportunity per Eligible Associate

As set forth above, there is no bonus payout to the participants if RLHC does not exceed 90% of EBITDA or the Eligible Associate’s actual departmental expenses are in excess of their Approved Budgeted Expenses for the calendar year.

Bonus Calculation
The actual EBITDA dollars for the 2016 plan period will be compared to the Goal EBITDA dollars for the same period. Goal EBITDA could be adjusted for acquisitions, dispositions, major transactions, or other items as approved.
All Individual Goals will be approved by the Eligible Associate’s supervisor during the formal goal setting process at the end of Q4/Beginning of Q1, or within the first 60 days of employment for new hires.
EBITDA Achievement
The EBITDA component of the bonus plan has two achievement thresholds. The magnitude of payout increases once the second EBITDA threshold is reached (see table below).

Individual Goal Achievement
If EBITDA is met, and the Approved Budget Expense for the department is met, achievement of Individual Goals will be assessed to calculate total bonus payout for eligible associates. Achievement of Individual Goals will be assessed at the end of the year/beginning of the following year. Managers will assess achievement and make recommendations to the Senior Leadership Council for final review and calibration of awards. When established, the Individual Goals will be weighted so that the total value of the goals for the plan year equals 100%. Managers will assess achievement/completion of each goal independent of the other goals. The completion percent for each goal will be multiplied by the weight value of the goal. These will be added together to determine the multiplier for the Individual Goal component of the bonus plan. The percent of the participant’s bonus is designed to be proportionate to the quantitative and qualitative achievement of the participant’s collective goals for the year. Managers will assess collective achievement and make recommendations to SLC for final review and calibration of awards.

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Bonus Calculation Example: This is only an example; the number and weighting of goals will vary per participant.

Approved Department Expense Budget Met						YES

Individual Goal Achievement Calculation
		Weight %		Goal Achievement %		Total Achievement %
Goal 1		50%	*	90.0%	=	45.0%
Goal 2		30%	*	100.0%	=	30.0%
Goal 3		20%	*	75.0%	=	15.0%
Totals		100%				90%

Company Adjusted EBITDA Achievement
						Achievement
Adjusted EBITDA Achievement						112.60%

Bonus Component Calculation
				Weight of Plan Component		Achievement Percent		Weighted Avg
Individual Goals				20%	*	90.0%	=	18.0%
Company Adj. EBITDA				80%	*	112.6%	=	90.1%

Total Weighted Achievement								108.1%

Bonus Pay Calculation
Base Salary		At Target		Total Wgt Ach.		Bonus Payout
$100,000	*	15%	*	108.1%	=	$16,215

The following table illustrates bonus calculation percentage at the different thresholds of EBITDA. The table is based on 100% Individual Goal achievement and achievement of Approved Department Expense Budget.

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	Company EBITDA	Adjusted EBITA Achievement	Grade 53	Grade 54	Grade 55	Grade 56	Grade 57	Grade 58	Grade 59

MAX	200%	200%	20%	25%	30%	40%	60%	80%	100%
	180%	180%	18.0%	22.5%	27%	36%	54%	72%	90%
	160%	160%	16.0%	20.0%	24%	32%	48%	64%	80%
	140%	140%	14.0%	17.5%	21%	28%	42%	56%	70%
	120%	120%	12.0%	15.0%	18%	24%	36%	48%	60%
Target	100%	100%	10%	12.5%	15%	20%	30%	40%	50%
	99%	85%	8.5%	10.63%	12.75%	17.0%	25.5%	34%	42.5%
	98%	70%	7.0%	8.75%	10.5%	14.0%	21%	28%	35%
	97%	55%	5.5%	6.88%	8.25%	11.0%	16.5%	22%	27.5%
	96%	40%	4.0%	5.0%	6%	8.0%	12%	16%	20%
Threshold 2	95%	25%	2.5%	3.125%	3.75%	5.0%	7.5%	10%	12.5%
	94%	20%	2.0%	2.5%	3.0%	4.0%	6%	8%	10%
	93%	15%	1.5%	1.875%	2.25%	3.0%	4.5%	6%	7.5%
	92%	10%	1.0%	1.25%	1.5%	2.0%	3%	4%	5%
	91%	5%	0.5%	0.625%	.75%	1.0%	1.5%	2%	2.5%
Threshold 1	90%	0%	0%	0%	0%	0%	0%	0%	0%

RLHC retains the discretion to adjust the associate’s calculated bonus amount up (by up to 200% but not to exceed the stated maximum) or down (as far as zero) based on the associate’s individual performance.
Administration
The Director of Compensation and Benefits, EVP Human Resources, and CFO will review and administer the Corporate Bonus Plan.

Approval
CEO and CFO have final approval of the Corporate Bonus Plan.

Calculation, Approval and Payment
At the end of the Plan Year, the Director of Compensation and Benefits and VP, Accounting will complete the preliminary bonus calculations and submit to the Department Executives for review to determine any discretionary adjustments based upon individual contributions and performance. The Director of Compensation and Benefits and VP, Accounting will incorporate any discretionary adjustments made by the Department Executives and forward the final draft bonus calculation to the SVP, Human Resources and CFO for review and approval. Once finalized, the CFO will submit the payouts to the CEO for final review and approval. The Director of Compensation and Benefits and VP, Accounting will submit the approved payout calculations to the payroll office for payments. Payments will be made to associates as soon as administratively possible following the end of the Plan Period. Payments are generally approved following the February Board meeting and paid as soon as reasonably practical thereafter. Payments may be made in either cash or stock at the Company’s sole discretion.
Effect of Change in Employment Status/Termination
New Hires: Associates must be hired before October 1 of the Plan Year to be eligible for a bonus for that year under the Plan. Earned bonuses will be prorated based upon length of service during the Plan year.

Transfers: Transfers to an ineligible position that occurs after the Plan Year will not affect any bonus earned during the Plan Period. Position transfers that occur during the Plan Year may result in a pro-rated bonus amount for each position based upon achievement of the bonus criteria for each position.

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Leaves of Absences: To the extent an associate qualifies for an approved leave of absence, that associate’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full bonus calculation period.

Terminations: Bonuses for this Plan are not earned or vested until they are paid.  Bonuses are generally calculated and paid on or before March 31st, for the previous Plan Year. To encourage continued employment with RLHC, Eligible Associates must be employed with RLHC as of the date the bonus is paid to be considered to have earned the bonus. Therefore, any associate whose employment terminates for any reason prior to the date of payout will not earn, vest in, or receive a bonus.

General Provisions
There is an overriding discretionary analysis of each participant’s eligibility to receive a bonus under this Plan. Even though a participant might achieve the bonus criteria established within this Plan, a bonus can be adjusted downward or denied and not paid entirely at the full discretion of the Company. By way of example only, the Company may exercise its discretion to adjust or deny a bonus due to failure to meet the performance expectations of RLHC, failure to follow company policy and procedures, actions or behavior that exposes the company to legal liability or is inappropriate. Other disqualifiers may include unacceptable performance against established performance objectives, unacceptable scores on internal audit processes (i.e.: HR, Accounting, Risk Management, Internal Audit, Quality Assurance), poor performance on associate satisfaction scores, poor performance on customer satisfaction scores or inadequate follow-through on critical incidents.

Notwithstanding anything to the contrary in this Plan, individual or company-wide bonus payments may be deferred, partially paid or withheld in their entirety at the sole discretion of RLHC in consideration of the overall best interests of the Company. RLHC reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in or eligibility for the Plan does not create any entitlement to employment or continued employment for a specified term and does not alter the at-will status of associates.

This Plan will be governed and construed in accordance with the laws of the state of Washington.

This Plan supersedes all previous plans in existence and past written or verbal communication to any associate regarding the terms of any incentive or bonus plan.

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Authorization
Plans are not considered final and effective until they have been signed and authorized below and sent to the VP, Accounting and Director of Compensation and Benefits for filing.

Reviewed/Created by (print name):

Authorized and Signed / Jennifer Beckett                     6-14-16
Signature                                    Date

EVP and General Counsel (print name):

Authorized and Signed / Tom McKiernan                     6-14-16
Signature                                    Date

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